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                                                        EXHIBIT NO. EX-99.h.2.f

                      DFA INVESTMENT DIMENSIONS GROUP INC.

                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                               ADDENDUM NUMBER SIX


         THIS ADDENDUM is made as of the 2nd day of July, 2001, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation ("DFAIDG"), and PFPC INC., formerly known as "Provident Financial Processing Corporation," ("PFPC").

                              W I T N E S S E T H:

         WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

         WHEREAS, DFAIDG has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated June 19, 1989, as amended (the "Agreement"), which, as of the date hereof, remains in full force and effect; and

         WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

         WHEREAS, the parties wish to establish procedures for the provision of pricing information to Fidelity Investments Institutional Operations Company, Inc. ("Fidelity").

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

         6. DFAIDG hereby authorizes and instructs PFPC to comply with the procedures set forth on Schedule A hereto in processing purchase and sale transactions in respect of DFAIDG's U.S. Small Cap Portfolio (formerly, U.S. 6-10 Small Company Portfolio) effected by Fidelity for the qualified retirement plans for which Fidelity serves as agent.

         7. DFAIDG may, upon Written Instruction, add additional portfolios to which this Addendum Number 6 applies.

         8. DFAIDG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Amendment Number 6 was a Written Instruction (as defined in the Agreement).

         9. In all other respects, the Agreement shall remain unchanged and in full force and effect.

         10. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

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                                         DFA INVESTMENT DIMENSIONS
                                         GROUP INC.

                                         By: Catherine L. Newell
                                             -------------------------------
                                             Catherine L. Newell
                                             Vice President and Secretary


                                         PFPC INC.

                                         By: /s/ Stephen M. Wynne
                                             -------------------------------
                                             Stephen M. Wynne
                                             Executive Vice President

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                                   SCHEDULE A

                            REMOTE PRICING PROCEDURES

Price Information shall be provided by PFPC to Fidelity as follows:

(1) PFPC will input the following information into its system and transmit it to Fidelity via Electronic Data Transfer by no later than 7:00 p.m. ET each Business Day: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor ("mil rate") and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information (collectively, "Price Information").

(2) In the event that PFPC is unable to update its system prior to 7:00 p.m. ET on a particular Business Day, PFPC will call Fidelity via telephone, at 859-386-7131, and will then endeavor to send the Price Information via fax, in Fidelity's format, to 859-491-9167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as Fidelity may designate in writing to PFPC from time to time, by no later than 7:00 p.m. ET.

(3) DFA has directed Fidelity to, upon receipt of the faxed Price Information, contact PFPC by telephone in order to verbally confirm each individual Fund's net asset value and the relevant pricing date. If PFPC sent Price Information via fax and PFPC does not receive such contact from Fidelity by 7:00 p.m. ET confirming the receipt of the fax, then PFPC must call Fidelity by 7:00 p.m. ET.

(4) In the event that a fax machine is unavailable to either PFPC or Fidelity prior to 7:00 p.m., PFPC shall provide Fidelity with the Price Information via a telephone call, and shall confirm such information via fax, as soon as practicable. Fidelity shall document the Price Information received by telephone, referencing PFPC's employee name, date and time.

(5) In the event that a net asset value for a Fund cannot be determined prior to 6:45 p.m. ET, PFPC shall attempt to contact the CFO (currently, Mike Scardina), the Vice President in charge of Institutional Sales (currently, George Sands) and/or the Vice President who is in charge of client purchases or redemptions (currently, Rick Eustice) to determine the net asset value(s) to transmit to Fidelity via the methods outlined above. PFPC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals. If PFPC cannot reach any of such personnel prior to the deadline to transmit such instruction to Fidelity, PFPC shall transmit to Fidelity by 7:00 p.m. E.T. the net asset value from the prior trading day for such Fund.

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